Exhibit 99.01

ACM Research Reports Second Quarter 2020 Results

FREMONT, California, August 5, 2020 (Globe Newswire) – ACM Research, Inc. (“ACM” or the “Company”) (NASDAQ:ACMR), a leading supplier of wafer cleaning technologies for advanced semiconductor devices, today reported financial results for its second fiscal quarter ended June 30, 2020.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “We are pleased with our second quarter results. Our revenue and shipments rebounded significantly following the COVID-19 related pause in the first quarter. We have strong visibility for remainder of 2020, with solid demand for current and new products, and we have raised our outlook accordingly.”

Dr. Wang continued, “Our Tahoe momentum continued, with a repeat shipment to our lead customer in the second quarter, and additional Tahoe deliveries to this customer and other customers planned for the second half of the year. We are also building progress with our ECP map front-end tool, with acceptance from our first customer in the second quarter, and an order from another foundry customer that was delivered in July. Also in July, we began construction of our new Lingang facility, which will add a total space of one million square feet for R&D and manufacturing.”

	Three Months Ended June 30,
	GAAP		Non-GAAP(1)
	2020	2019	2020	2019
	(dollars in thousands, except per share data)
Revenue	$39,049	$29,010	$39,049	$29,010
Gross margin	49.6%	45.3%	49.7%	45.4%
Income from operations	$7,336	$4,661	$8,191	$5,279
Net income (loss) attributable to ACM Research, Inc.	$(81)	$4,311	$6,205	$4,929
Basic EPS	$(0.00)	$0.27	$0.34	$0.31
Diluted EPS	$(0.00)	$0.23	$0.29	$0.26

	Six Months Ended June 30,
	GAAP		Non-GAAP(1)
	2020	2019	2020	2019
	(dollars in thousands, except per share data)
Revenue	$63,397	$49,489	$63,397	$49,489
Gross margin	46.7%	44.4%	46.8%	44.5%
Income from operations	$8,554	$6,912	$10,098	$8,274
Net income attributable to ACM Research, Inc.	$1,624	$6,168	$8,599	$7,530
Basic EPS	$0.09	$0.38	$0.48	$0.47
Diluted EPS	$0.08	$0.33	$0.41	$0.41

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.” Non-GAAP financial measures exclude stock-based compensation, with respect to net income (loss) attributable to ACM Research, Inc. and basic and diluted EPS, also exclude non-cash changes in fair value of financial assets and liabilities.

Outlook

For fiscal year 2020, the Company now expects revenue to be in the range of $140 million to $155 million, up from the previous guidance range of $130 million to $150 million. This view assumes, among other factors, the COVID-19 situation continues to improve in China and stabilizes in the coming months on a global basis.

Q2 Operating Highlights and Recent Announcements

•
Shipments. Total shipments in the second quarter of 2020 were $45 million, versus $33 million in the second quarter of 2019 and $12 million in the first quarter of 2020. Total shipments included deliveries for revenue in the quarter, and deliveries of systems awaiting customer acceptance for potential revenue in future quarters.

•
Ultra C VI Cleaning Tool Introduced. On June 26, 2020, ACM introduced its Ultra C VI single wafer tool, the newest addition to its line of Ultra C cleaning systems. Building on ACM’s proven multi-chamber technology, the new tool features 18 chambers, representing a 50-percent expansion on the 12 chambers included in the Ultra C V system, with only a slightly larger footprint to allow for integration into existing production lines.

•
Two new China-Based Customers. On August 5, 2020, ACM announced receipt of purchase orders and participation in final-stage bidding for a total of $36 million from two new China-based customers that manufacture analog and power IC devices.

•
SAPS II Development Tool Delivered to Global OEM. On August 5, 2020, ACM also announced that it had recently delivered its Ultra C SAPS II 2-chamber development tool to the U.S. demo lab of a leading global supplier of semiconductor processing equipment for wafer manufacturing. This marked ACM's first delivery and installation of Smart Megasonix technology in the United States.

•
ACM Shanghai Pre-IPO activities. In May 2020, ACM Shanghai submitted its application for an initial public offering of its shares on the Shanghai Stock Exchange’s STAR Market. The Company’s plan remains on track to price the transaction by year-end, pending timely approvals.

•
Update on R&D and Production Center in Shanghai’s Lingang Region. ACM Shanghai held a groundbreaking ceremony on July 7, 2020 to mark the commencement of construction of its new one million square foot R&D and production facility. The facility site is located in the Lingang region of Shanghai, which is approximately 30 miles from ACM Shanghai’s headquarters in Zhangjiang. The Company expects initial production activities to commence in late 2022.

•
Investment in SMIC’s STAR Market Listing. In May 2020 ACM Shanghai became a limited partner of Qingdao Fortune-Tech Xinxing Capital Partnership (L.P.), a partnership formed to establish a special fund to purchase, in a strategic placement, shares of Semiconductor Manufacturing International Corp. (“SMIC”) to be listed on the Shanghai Stock Exchange’s STAR Market. The partnership contributed a total of RMB 2.224 billion ($315 million), at the offer price of RMB 27.46, of which ACM contributed RMB 100 million ($14.2 million). SMIC is the largest China-based semiconductor foundry, and its shares began trading on the STAR Market on July 16, 2020.

Financial Summary

Unless otherwise noted, the following figures refer to the second quarter of 2020 and comparisons are with the second quarter of 2019.

•
Revenue was $39.0 million, up 34.6%, reflecting an increase in revenue from single wafer wet cleaning and other front-end processing equipment, and an increase in revenue from back-end wafer assembly and packaging equipment.

•
Gross margin was 49.6%, up from 45.3%. Gross margin was above the high-end of the range of 40.0% to 45.0% set forth in the Company’s long-term business model. The Company expects gross margin to vary from period to period due to a variety of factors, such as sales volume and product mix.

•
Operating expenses were $12.0 million, an increase of 42%. Non-GAAP operating expenses, which exclude stock-based compensation, were $11.2 million, up 42%. Non-GAAP operating expenses as a percent of revenue increased to 29%, from 27%. Higher R&D spending on new products, and sales-related activities, contributed to the increase from the prior-year period.

•	Operating income of $7.3 million increased 57%. Non-GAAP operating income was $8.2 million, up 55%. Non-GAAP operating income as a percent of revenue increased to 21.0%, from 18.2%.

•
Change in fair value of financial liability was a loss of $5.4 million, compared to $0 in the second quarter of 2019. The non-cash, non-operating expense reflects a change in book value of a liability indexed to the market price of ACM’s Class A common stock, and is excluded from non-GAAP results. The obligation, which resulted from agreements required for ACM Shanghai’s STAR Market IPO preparation, was terminated in July upon ACM’s issuance of a Class A common stock warrant.

•
Net income (loss) attributable to ACM Research, Inc. was a net loss of $0.1 million, compared to net income of $4.3 million in the second quarter of 2019. Non-GAAP net income attributable to ACM Research, Inc. was $6.2 million, increased from $4.9 million. Tax expense (compared to a normalized 12% tax rate), and the effects of foreign-exchange fluctuations on operating results, resulted in a headwind of $0.9 million, as compared to a net gain of $0.6 million in the second quarter of 2019.

•
Net income (loss) per diluted share attributable to ACM Research, Inc. was $0.00, compared to net income of $0.23 in the second quarter of 2019. Non-GAAP net income per diluted share attributable to ACM Research, Inc. was $0.29, an increase from $0.26. Tax expense (compared to a normalized 12% tax rate) and the effects of foreign-exchange fluctuations on operating results resulted in a net headwind of $0.04 per share, as compared to a net benefit of $0.03 in the second quarter of 2019.

•
Cash and equivalents at quarter-end were $86.4 million, versus $52.3 million at the end of the first quarter of 2020 and $27.6 million at the end of the second quarter of 2019. The increase was due primarily to the release of restricted cash from private equity investments previously held in reserve pending submission of ACM Shanghai’s STAR Market IPO application, partly offset by investments in the Lingang facility, participation in SMIC’s IPO, and net cash used in operating activities.

Conference Call Details

A conference call to discuss results will be held on Thursday, August 6, 2020, at 8:00 a.m. Eastern Time (8:00 p.m. China Time).

Please register in advance to join the conference call using the link provided below and dial in 10 minutes before the call is scheduled to begin. Conference call access information will be provided upon registration.

Participant Online Registration: http://apac.directeventreg.com/registration/event/5588686

A recording of the webcast will be available on the investor page of the ACM website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. In addition, non-GAAP net income (loss) attributable to ACM Research, Inc. and basic and diluted EPS exclude non-cash changes in fair value of financial assets and liabilities, which ACM also believes is not indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.

While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Statements contained in the second and third paragraphs of this press release, under the heading “Outlook” above, and in the third through seventh bullets under “Q2 Operating Highlights and Recent Announcements” above are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the intent, belief and current expectations with respect to: the demand for ACM’s tools, including the timing of completion of, and the extent of future need for, ACM Shanghai’s proposed R&D and manufacturing facility in Lingang; ACM’s anticipated tool shipments to customers in accordance with its newly announced purchase arrangements; and ACM’s plans for completion of the STAR Market listing of shares of ACM Shanghai. Such statements, which are expectations only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the following, any of which could be exacerbated even further by the continuing COVID-19 outbreak in China and globally: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; ACM may be unable to obtain the qualification and acceptance of its delivered tools when anticipated or at all, which would delay or preclude ACM’s recognition of revenue from the sale of those tools; suppliers may not be able to meet ACM’s demands on a timely basis; ACM’s technologies and tools may not gain market acceptance; ACM may be unable to compete effectively by, among other things, enhancing its existing tools; ACM’s has limited experience in selling in North America; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the company's products and in disruption of capital and credit markets; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM cannot guarantee any future results, levels of activity, performance or achievements. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. The company is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.

© ACM Research, Inc. SAPS, SMART MEGASONIX, ULTRA C and the ACM Research logo are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
 Ralph Fong
 +1 (415) 489-2195
 ralph@blueshirtgroup.com

In China:	The Blueshirt Group Asia
 Gary Dvorchak, CFA
 +86 (138) 1079-1480
 gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$86,397	$58,261
Restricted cash	-	59,598
Accounts receivable, less allowance for doubtful accounts of $0 as of June 30, 2020 and $0 as of December 31, 2019	58,903	31,091
Other receivables	7,651	2,603
Inventories	49,772	44,796
Prepaid expenses	3,157	2,047
Total current assets	205,880	198,396
Property, plant and equipment, net	3,956	3,619
Operating lease right-of-use assets, net	4,648	3,887
Intangible assets, net	329	344
Deferred tax assets	5,763	5,331
Long-term investments	20,360	5,934
Other long-term assets	16,466	192
Total assets	257,402	217,703
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Short-term borrowings	25,772	13,753
Accounts payable	27,986	13,262
Advances from customers	8,780	9,129
Income taxes payable	1,669	3,129
Other payables and accrued expenses	15,357	12,874
Current portion of operating lease liability	1,331	1,355
Deferred revenue	474	-
Financial liability carried at fair value	15,147	-
Total current liabilities	96,516	53,502
Long-term operating lease liability	3,317	2,532
Other long-term liabilities	6,584	4,186
Total liabilities	106,417	60,220
Commitments and contingencies
Redeemable non-controlling interests	-	60,162
Stockholders’ equity:
Common stock – Class A, par value $0.0001: 50,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 16,250,092 shares issued and outstanding as of June 30, 2020 and 16,182,151 shares issued and outstanding as of December 31, 2019	2	2
Common stock–Class B, par value $0.0001: 2,409,738 shares authorized as of June 30, 2020 and December 31, 2019; 1,802,606 shares issued and outstanding as of June 30, 2020 and 1,862,608 shares issued and outstanding as of December 31, 2019	-	-
Additional paid in capital	76,189	83,487
Accumulated surplus	17,131	15,507
Accumulated other comprehensive loss	(3,415)	(1,675)
Total ACM Research, Inc. stockholders’ equity	89,907	97,321
Non-controlling interests	61,078	-
Total stockholders’ equity	150,985	97,321
Total liabilities, redeemable non-controlling interests, and stockholders’ equity	$257,402	$217,703

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
	( In thousands, except share and per share data)		( In thousands, except share and per share data)
Revenue	$39,049	$29,010	$63,397	$49,489
Cost of revenue	19,693	15,879	33,813	27,532
Gross profit	19,356	13,131	29,584	21,957
Operating expenses:
Sales and marketing	4,595	2,924	7,600	4,793
Research and development	5,221	3,341	8,898	6,106
General and administrative	2,204	2,205	4,532	4,146
Total operating expenses, net	12,020	8,470	21,030	15,045
Income from operations	7,336	4,661	8,554	6,912
Interest income	320	24	655	33
Interest expense	(228)	(194)	(339)	(333)
Change in fair value of financial liability	(5,431)	-	(5,431)	-
Other income, net	149	543	826	282
Equity income in net income of affiliates	209	153	357	269
Income before income taxes	2,355	5,187	4,622	7,163
Income tax expense	(1,859)	(876)	(2,163)	(995)
Net income	496	4,311	2,459	6,168
Less: Net income attributable to non-controlling interests and redeemable non-controlling interests	577	-	835	-
Net income (loss) attributable to ACM Research, Inc.	$(81)	$4,311	$1,624	$6,168
Comprehensive income:
Net income	496	4,311	2,459	6,168
Foreign currency translation adjustment	242	(968)	(1,658)	(311)
Total comprehensive income	738	3,343	801	5,857
Less: Comprehensive income attributable to non-controlling interests and redeemable non-controlling interests	1,610	-	916	-
Total comprehensive income (loss) attributable to ACM Research, Inc.	$(872)	$3,343	$(115)	$5,857

Net income (loss) attributable to ACM Research, Inc. per common share :
Basic	$(0.00)	$0.27	$0.09	$0.38
Diluted	$(0.00)	$0.23	$0.08	$0.33

Weighted average common shares outstanding used in computing per share amounts:
Basic	18,050,841	16,090,937	18,085,602	16,067,924
Diluted	21,516,175	18,604,347	21,197,203	18,455,534

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating expenses, operating income and net income attributable to ACM Research, Inc. as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. The following table reconciles gross margin, operating expenses, operating income and net income attributable to ACM Research, Inc. to the related non-GAAP financial measures:

	Three Months Ended June 30,
	2020				2019
	Actual (GAAP)	SBC	Change in fair value of financial liability	Adjusted (Non-GAAP)	Actual (GAAP)	SBC	Adjusted (Non-GAAP)
	(In thousands)

Revenue	$39,049	$-	$-	$39,049	$29,010	$-	$29,010
Cost of revenue	(19,693)	(43)	-	(19,650)	(15,879)	(29)	(15,850)
Gross profit	19,356	(43)	-	19,399	13,131	(29)	13,160
Operating expenses:
Sales and marketing	(4,595)	(164)	-	(4,431)	(2,924)	(46)	(2,878)
Research and development	(5,221)	(188)	-	(5,033)	(3,341)	(94)	(3,247)
General and administrative	(2,204)	(460)	-	(1,744)	(2,205)	(449)	(1,756)
Income from operations	$7,336	$(855)	$-	$8,191	$4,661	$(618)	$5,279
Change in fair value of financial liability	(5,431)	-	(5,431)	-	-	-	-
Net income (loss) attributable to ACM Research, Inc.	$(81)	$(855)	$(5,431)	$6,205	$4,311	$(618)	$4,929

	Six Months Ended June 30,
	2020				2019
	Actual (GAAP)	SBC	Change in fair value of financial liability	Adjusted (Non-GAAP)	Actual (GAAP)	SBC	Adjusted (Non-GAAP)
	(In thousands)

Revenue	$63,397	$-	$-	$63,397	$49,489		$49,489
Cost of revenue	(33,813)	(88)	-	(33,725)	(27,532)	(59)	(27,473)
Gross profit	29,584	(88)	-	29,672	21,957	(59)	22,016
Operating expenses:
Sales and marketing	(7,600)	(258)	-	(7,342)	(4,793)	(80)	(4,713)
Research and development	(8,898)	(375)	-	(8,523)	(6,106)	(180)	(5,926)
General and administrative	(4,532)	(823)	-	(3,709)	(4,146)	(1,043)	(3,103)
Income from operations	$8,554	$(1,544)	$-	$10,098	$6,912	$(1,362)	$8,274
Change in fair value of financial liability	(5,431)	-	(5,431)	-	-		-
Net income attributable to ACM Research, Inc.	$1,624	$(1,544)	$(5,431)	$8,599	$6,168	$(1,362)	$7,530